Exhibit 99.2
Watson Pharmaceuticals, Inc.
Non-GAAP Reconciliation Table — First Quarter Ended March 31, 2011
(in millions, except per share amounts)

		NON-GAAP ADJUSTMENTS
		Amortization	Acquisition &	Accretion Expense	Global Supply Chain	Intangible Asset	Other
	GAAP Results	Expense(1)	Licensing (2)	(3)	(4)	Impairment(5)	(gains) losses(6)	Non-GAAP Results

Net revenues	$876.5	—	—	—	—	—	$(7.4)	$869.1

Operating Expenses:
Cost of Goods Sold (excludes amortization, presented below)	455.6	—	—	—	(3.6)	—	—	452.1
Research and development	74.3	—	(4.4)	—	(4.5)	—	—	65.5
Selling and marketing	85.5	—	—	—	(0.5)	—	—	85.0
General and administrative	79.3	—	(0.2)	—	—	—	—	79.0
Amortization	56.6	(56.6)	—	—	—	—	—	—
Loss on sale of assets	14.4	—	—	—	—	(14.4)	—	—

Total operating expenses	765.7	(56.6)	(4.6)	—	(8.6)	(14.4)	—	681.6
Operating Income	110.8	56.6	4.6	—	8.6	14.4	(7.4)	187.5
Other (expense) income:
Interest income	0.8	—	—	—	—	—	—	0.8
Interest expense	(21.8)	—	—	9.0	—	—	—	(12.7)
Other income	(3.7)	0.5	—	—	—	—	1.7	(1.5)

Total other (expense) income, net	(24.7)	0.5	—	9.0	—	—	1.7	(13.4)
Income before income taxes and noncontrolling interest	86.1	57.1	4.6	9.0	8.6	14.4	(5.7)	174.1
Provision for income taxes	41.3	16.7	2.0	0.6	2.1	2.6	(2.6)	62.7

Net Income	44.8	40.4	2.6	8.4	6.5	11.8	(3.1)	111.4
Non-controlling Interest	0.5	—	—	—	—	—	—	0.5

Net income attributable to common shareholders	$45.3	40.4	2.6	8.4	6.5	11.8	(3.1)	$111.9

Diluted earnings per share	$0.36							$0.89
Diluted weighted average shares outstanding	125.7							125.7
Explanation of reconciling items to arrive at non-GAAP financial results:

1.	Includes amortization expense of acquired intangible assets, such as product rights, core technology and customer relationships, and amortization related to equity method investments recorded in other income (expense).

2.	Consists of a $4.4 fair value adjustment of certain contingent obligations relating to the acquisition of our progesterone business from Columbia Labs and other G&A expenses of $0.2.

3.	Represents a non-cash fair value adjustment related to the Company’s preferred stock of $3.2 and an adjustment to the fair value of contingent liabilities associated with the acquisition of the Arrow Group and the acquisition of the progesterone business from Columbia Labs of $4.0 and $1.9, respectively. These adjustments are based upon the passage of time and are classified as interest expense.

4.	Amounts attributable to our global supply chain initiative to improve efficiencies within our Generics segment. The costs relate to the closures of our Carmel New York manufacturing facility, manufacturing operations in Canada, and R&D facilities in Canada and Australia. Amounts in Cost of Goods Sold include $0.7 severance and retention, $1.0 facility decommission costs, $1.3 accelerated depreciation and $0.4 product transfer costs. Amounts in R&D include $2.8 severance and retention, $0.5 accelerated depreciation, and a $1.2 inventory charge associated with the transfer of products in development.

5.	Represents an impairment charge related to certain assets at our Copiague, New York manufacturing facility of $6.2 million and an impairment charge related to our Melbourne, Australia R&D facility of $7.7. The company is in the process of disposing of these assets and expects to complete the sale during 2011.

6.	Includes $0.6 gain from the sale of securities, a $2.2 charge associated with the revaluation of securities issued by an equity method investee, and a $7.4 gain from the settlement of a contingent asset acquired in connection with a prior business combination.